EXHIBIT 10.1

May 2, 2014
R. Scott Trumbull
Franklin Electric Co., Inc.
9255 Coverdale Road
Fort Wayne, Indiana 46809

Re:	Retirement and Consulting Agreement

Dear Scott:
On behalf of the Board of Directors and all of Franklin Electric, I want to thank you for your dedicated service as our Chairman and Chief Executive Officer for the past 11 plus years. We appreciate the hard work and dedication you have put forth to guide us through what at times have been challenging periods, and we are stronger and better suited to compete in today’s global economy as a result of your efforts. We are extremely pleased you have agreed to serve as Non-Executive Chairman of our Board of Directors and also to continue to provide transition and consulting services.
This Retirement and Consulting Agreement (this “Agreement”) will constitute the full agreement between you and Franklin Electric Co., Inc. (the “Company”) with respect to your retirement from the Company’s employment and your service as a non-employee director and as a consultant.
Retirement
Your employment with the Company will end effective as of the conclusion of the May, 2014 Annual Meeting of Shareholders (your “Retirement Date”). In connection with your retirement:

1.    You will be paid your salary earned through your Retirement Date.
2.    Your outstanding stock options, restricted stock awards, restricted stock unit awards and performance stock unit awards granted to you under the Company’s Stock Plans will continue to vest in accordance with the terms of the applicable award agreement.
3.    You will be entitled to a cash bonus for 2014 as explained below.
4.    The Employment Agreement between you and the Company will terminate as of your Retirement Date. Your active participation in all of the Company’s retirement plans, health and welfare plans and employee policies and programs will end on your Retirement Date, and you will be entitled to any benefits thereunder in accordance with the terms of such plans, policies and programs.
Non-Employee Director Compensation
For the period beginning with your Retirement Date and ending at the conclusion of the 2015 Annual Meeting of Shareholders, you will serve as Non-Executive Chairman of the Board of Directors, with the duties and responsibilities are described on Exhibit A. This is a non-officer, non-employee, independent contractor position. For such Board service, you will be entitled to the following compensation (which will be paid quarterly in arrears):
1.    A $60,000 annual retainer.
2.    An additional $125,000 retainer for services as Non-Executive Chairman.
Consulting Duties and Compensation
For the period beginning with your Retirement Date and ending December 31, 2014, you will provide to the Company the consulting services described on Exhibit A, as well as any additional consulting services as may be mutually agreed upon by you and the Board of Directors. You will be compensated for these consulting services as follows:
1.    You will be entitled to $218,000, which will be paid monthly in arrears over the eight month period, with the first payment to be made on or about June 1, 2014.
2.    You will participate in the Company’s Annual Bonus Program for 2014, with a target bonus opportunity equal to $592,500. This target amount is based on the total non-bonus cash compensation paid to you in 2014. The target bonus will be adjusted pursuant to the terms of the Annual Bonus Program based on actual 2014 performance, with 100% of the award opportunity based on the Company’s financial goals.
3.    The Company will reimburse you for any reasonable expenses incurred by you in the performance of the consulting services.
4.    In the event of your death prior to December 31, 2014, the remainder of your monthly payments and a prorata portion of the target annual bonus (based on the period of time from January 1, 2014 through the date of your death) will be paid to your designated beneficiary.
Except as stated above and except for your compensation as a non-employee director, all other benefits, bonuses and compensation will end on your Retirement Date. As a consultant, you will be an independent contractor, and not an employee of the Company. You will not be entitled to continue active participation in or receive benefits under any other Company plans, policies or programs maintained for employees, including life, disability, pension, profit sharing, stock-based, vacation or fringe benefit programs, and your service as a consultant will not be included in determining service for any reason under such plans, policies or programs.
Other Provisions
1.    You agree that you will comply with the terms of the Confidentiality and Non-Compete Agreement in effect between you and the Company; provided, however, that the restrictive periods described therein will end 18 months after the end of your service as a consultant (June 30, 2016), all references therein relating to employment shall be deemed to include your service as a consultant, and all references to termination of employment shall mean termination of service as both an employee and a consultant.
2.    You agree that you may only serve as a chairman, lead or presiding director, or similar role, or as a chief executive officer, or similar role, at another public company if approved by the remaining Board members upon recommendation from the Governance Committee.
3.    In consideration of the payments and benefits provided to you above, you hereby release and forever discharge the Company, and all of its affiliates, officers, directors, shareholders, employees, agents, and other representatives, whether current or former (collectively “Released Parties”), from any and all obligations, rights, claims, and damages, of any and every kind, nature and character, known or unknown which arise from or relate to your employment with the Company or your retirement therefrom, or any past actions or omissions of any of the Released Parties; provided, however, that nothing herein shall release the Company of its obligations to you under this Agreement or any indemnification obligations to you under the Company’s bylaws, articles of incorporation, or Indiana law.
*    *    *    *
Once again Scott, my sincerest thanks for all of the work you have done on our behalf, and I look forward to continuing to work with you on the Company’s Board of Directors.
Sincerely,

/s/ David A. Roberts
David A. Roberts
Chairman, Management Organization and Compensation Committee
By signing this Agreement, I represent and warrant that I have not been the victim of age or other discrimination or wrongful treatment in my employment and the retirement thereof. I further acknowledge that the Company advised me in writing to consult with an attorney, that I had at least 21 days to consider this Agreement, that I received all information necessary to make an informed decision and I had the opportunity to request and receive additional information, that I understand and agree to the terms of this Agreement, that I have seven days in which to revoke my acceptance of this Agreement, and that I am signing this Agreement voluntarily with full knowledge and understanding of its contents.

Dated: May 2, 2014	Signed: /s/ R. Scott Trumbull R. Scott Trumbull

Exhibit A

Board/Consulting Services
Board Services:
1.    Board Agendas and Schedules:

•	Approve information sent to the Board and determine timeliness of information flow from management

•	Periodically provide feedback on quality and quantity of information flow from management

•	Participate in setting, and ultimately approve, the agenda for each Board meeting

•	Approve meeting schedules to assure that there is sufficient time for discussion of all agenda items

•	With the CEO, determine who attends Board meetings, including management and outside advisors

2.    Committee Agendas and Schedules:

•	Review in advance the schedule of committee meetings

•	Monitor committee activity, agendas, meetings and information provided to Committees

•	Monitor flow of information from Committee Chairs to the full Board

•	Attend Committee meetings where appropriate

3.    Meetings of the Board and Independent Directors:

•	Call meetings of the Board and of the Independent Directors

•	Preside at all meetings of the Board and the Independent Directors

4.    Communicating with Management:

•	After each Meeting of the Independent Directors, communicate with the CEO to provide feedback and effectuate the decisions and recommendations of the Independent Directors

•	Act as liaison between the Independent Directors and the CEO and management on a regular basis and when special circumstances exist or communication out of the ordinary course is necessary

5.    Communicating with Shareholders:

•	As necessary, meet with major shareholders and other external parties, after discussions with the CEO

•	Be apprised of inquiries from shareholders and involved in correspondence responding to these inquiries

•
Under the Board’s guidelines for handling shareholder and employee communications to the Board, be advised promptly of any communications directed to the Board or any member of the Board that allege misconduct on the part of Company management or raise legal, ethical or compliance concerns about Company policies or practices

6.    Performance Evaluations:

•	Lead the annual performance evaluation of the CEO, together with the MOCC

7.    Board Performance Evaluation:

•	Lead the annual performance evaluation of the Board, together with the Governance Committee Chairman

8.    New Board Member Recruiting:

•	Interview Board candidates, as appropriate

9.    CEO Succession:

•	Lead the CEO succession planning process as required

10.    Crisis Management:

•	Play an increased role in crisis management oversight, as appropriate

Consulting Services:
1.    Mentor/advise new CEO, as appropriate

2.	Advise and support implementation of key strategic initiatives